                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                   PNC Bank
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

PNC Bank Corp.         Thomas H. O'Brien
One PNC Plaza          Chairman and Chief Executive Officer
249 Fifth Avenue
Pittsburgh, PA 15222-2707
                                                                         PNCBANK
                                                                            LOGO
March 18, 1999

Dear Shareholder:

You will find enclosed the notice of meeting, proxy statement and proxy card for the annual meeting of shareholders of PNC Bank Corp., which will be held on Tuesday, April 27, 1999, on the 15th floor of One PNC Plaza, in Pittsburgh, Pennsylvania, beginning at 11:00 a.m. Our 1998 Annual Report to Shareholders accompanies these enclosures.

Please review the enclosed material and complete, sign, date and return the proxy card regardless of whether you plan to attend the annual meeting, so that the matters coming before the meeting can be acted upon.

We look forward to meeting our shareholders, and we are particularly happy to welcome our new friends and colleagues at Hilliard Lyons to the growing family of PNC Bank shareholders. We appreciate the opportunity to discuss the business of your company with you.

Cordially,

/s/ Thomas H. O'Brien

Thomas H. O'Brien

                                                                         PNCBANK
                                                                            LOGO

                                 PNC Bank Corp.
                                 One PNC Plaza
                                249 Fifth Avenue
                           Pittsburgh, PA 15222-2707

                                                       March 18, 1999

                    Notice of Annual Meeting of Shareholders

                                 APRIL 27, 1999

To The Shareholders:

The annual meeting of the shareholders of PNC Bank Corp. (the "Corporation") will be held on the 15th floor of One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania, on Tuesday, April 27, 1999, beginning at 11:00 a.m., local time, for the purpose of considering and acting upon the following matters:

  (1) The election of 17 directors to serve until the next annual meeting and until their successors are elected and qualified; and

  (2) Such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on February 26, 1999 (except for holders of the Corporation's Fixed/Adjustable Rate Noncumulative Preferred Stock, Series F) are entitled to receive notice of, and to vote at, the meeting and any adjournment thereof.

A proxy statement, form of proxy and self-addressed envelope are enclosed. Please complete, date and sign the proxy card. Return it promptly in the envelope provided, which requires no postage if mailed in the United States. If you attend the meeting, you may withdraw your proxy and vote in person, if you so choose.

By Order of the Board of Directors,

/s/ Thomas R. Moore

Thomas R. Moore
Corporate Secretary

                                                                        PNCBANK
                                                                           LOGO

                                PNC Bank Corp.
                                 One PNC Plaza
                               249 Fifth Avenue
                           Pittsburgh, PA 15222-2707
                                                          March 18, 1999
                                Proxy Statement

               FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                                APRIL 27, 1999

  The enclosed proxy is being solicited by the Board of Directors ("Board of Directors" or "Board") of PNC Bank Corp. ("Corporation" or "PNC") for use at the Corporation's annual meeting of shareholders to be held April 27, 1999, or at any adjournment thereof ("meeting" or "annual meeting"). Solicitation of proxies may be made by mail, personal interviews, telephone and facsimile by officers and employees of the Corporation and its subsidiaries. The Corporation has retained D. F. King & Co., Inc. to assist in the solicitation of proxies for a fee of $12,500 plus out-of-pocket expenses. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting material to the beneficial owners of the stock held of record by such persons. Expenses for such solicitation will be borne by the Corporation. The proxy statement and form of proxy are first being mailed to shareholders on or about March 18, 1999.

  The enclosed proxy is revocable at any time prior to the actual voting of such proxy by the filing of an instrument revoking it, or a duly executed proxy bearing a later date, with the Corporate Secretary of the Corporation. In the event your proxy is mailed and you attend the meeting, you may revoke your proxy and cast your vote personally. All properly executed proxies delivered pursuant to this solicitation will be voted at the meeting in accordance with instructions, if any. Unless otherwise directed, proxies will be voted FOR the election as director of each of the persons named on page 3.

  The Board of Directors has fixed the close of business on February 26, 1999 as the record date for determining shareholders entitled to receive notice of and to vote at the meeting and any adjournment thereof ("Record Date"). On the Record Date, there were issued and outstanding 302,103,797 shares of the Corporation's common stock, par value $5.00 per share ("Common Stock"), and the following shares of the Corporation's preferred stock entitled to vote at the meeting: 12,862 shares of $1.80 Cumulative Convertible Preferred Stock-Series A ("Preferred Stock-A"); 4,384 shares of $1.80 Cumulative Convertible Preferred Stock-Series B ("Preferred Stock-B"); 270,546 shares of $1.60 Cumulative Convertible Preferred Stock-Series C ("Preferred Stock-C"); and 385,730 shares of $1.80 Cumulative Convertible Preferred Stock-Series D ("Preferred Stock-D") (collectively, "Voting Preferred Stock"). As of the Record Date, there were 6,000,000 shares of Fixed/Adjustable Rate Noncumulative Preferred Stock, Series F ("Preferred Stock-F") issued and outstanding. Holders of Preferred Stock-F have no voting rights except in limited circumstances which are not anticipated to come before the annual meeting for a vote, and therefore were not entitled to receive notice of the meeting.

  The holders of Common Stock are entitled to one vote per share. Holders of each share of Voting Preferred Stock are entitled to a number of votes equal to the number of full shares of Common Stock which can be acquired upon conversion of such preferred stock, with holders of Preferred Stock-A and Preferred Stock-B being entitled to 8 votes per share and holders of Preferred Stock-C and Preferred Stock-D being entitled to 4 votes per 2.4 shares. Holders of record of the Common Stock and Voting Preferred Stock will vote together as a single class at the meeting, as described in the section captioned "Voting Procedures" beginning on page 22. The presence in person or by proxy of the holders of a majority in voting power of the Common Stock and the Voting Preferred Stock will constitute a quorum for the transaction of business at the meeting.

  The Corporation will provide, without charge to each shareholder upon written request, a copy (without exhibits, unless otherwise requested) of the Corporation's Annual Report on Form 10-K required to be filed with the Securities and Exchange Commission ("SEC") for the year ended December 31, 1998. Requests for copies should be addressed to Lynn F. Evans, Director of Financial Reporting, PNC Bank Corp., One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2707. Requests may also be directed to (412) 762-1553 or via e-mail to financial.reporting@pncbank.com. Copies may also be accessed electronically by means of the SEC's home page on the Internet at www.sec.gov. Neither the Annual Report on Form 10-K nor the 1998 Annual Report to Shareholders is part of the proxy solicitation materials.

                                    ITEM 1

                             ELECTION OF DIRECTORS

Information Concerning Nominees

  The By-Laws of the Corporation provide that the number of directors shall be not fewer than five nor more than 36 as from time to time determined by the Board of Directors. Pursuant to the recommendation of its Committee on Corporate Governance, the Board has acted to fix at 17 the number of directors to be elected at the annual meeting. The persons named on page 3 are the nominees for election as directors, to hold office until the next annual meeting of shareholders and the election and qualification of their successors.

  The proxies solicited hereby, unless directed to the contrary therein, will be voted FOR all nominees named below. All such nominees are now directors of the Corporation. All nominees have consented to being named in this proxy statement and to serve if elected. The Board of Directors has no reason to believe that any nominee will be unavailable or unable to serve as a director, but if for any reason any nominee should not be available or able to serve, the accompanying proxy will be voted by the persons acting under said proxy in accordance with the recommendations of the Board of Directors.

  The table on page 3 sets forth the names of the nominees for election as directors of the Corporation; their principal occupations as of January 15, 1999; the year the directors first became directors of the Corporation; and their directorships of certain other companies. All nominees have held the position indicated or another senior executive position with the same entity or one of its affiliates or a predecessor corporation for at least the past five years.

                                                                                      Director
Name                     Age                   Principal Occupation                    Since
----                     ---                   --------------------                   --------
Paul W. Chellgren         56 Chairman and Chief Executive Officer of Ashland Inc.       1995
                             (energy company)
Robert N. Clay            52 President and Chief Executive Officer of Clay Holding      1987
                             Company (investments)
George A. Davidson, Jr.   60 Chairman and Chief Executive Officer of Consolidated       1988
                             Natural Gas Company (public utility holding company)
David F. Girard-diCarlo   56 Managing Partner of Blank Rome Comisky & McCauley          1995
                             LLP (law firm)
Walter E. Gregg, Jr.      57 Senior Executive Vice President of the Corporation         1998
William R. Johnson        50 President and Chief Executive Officer of H.J. Heinz        1997
                             Company (food products company)
Bruce C. Lindsay          57 Chairman and Managing Director of Brind-Lindsay &          1995
                             Co., Inc. (advisory company)
W. Craig McClelland       64 Chairman and Chief Executive Officer of Union Camp         1985
                             Corporation (paper manufacturing and land resources)
Thomas H. O'Brien         62 Chairman and Chief Executive Officer of the Corporation    1983
Jane G. Pepper            53 President of Pennsylvania Horticultural Society            1997
                             (nonprofit horticultural membership organization)
Jackson H. Randolph       68 Chairman of Cinergy Corp. (public utility holding          1988
                             company)
James E. Rohr             50 President and Chief Operating Officer of the Corporation   1989
Roderic H. Ross           68 Vice Chairman and Chief Executive Officer of Keystone      1979
                             State Life Insurance Company (insurance company)
Richard P. Simmons        67 Chairman, President and Chief Executive Officer of         1976
                             Allegheny Teledyne Incorporated (specialty metals
                             and diversified business)
Thomas J. Usher           56 Chairman and Chief Executive Officer of USX                1992
                             Corporation (energy, steel and diversified business)
Milton A. Washington      63 President and Chief Executive Officer of Allegheny         1994
                             Housing Rehabilitation Corporation (housing
                             rehabilitation and construction)
Helge H. Wehmeier         56 President and Chief Executive Officer of Bayer             1992
                             Corporation (healthcare, life sciences, and chemicals)
                              Directorships in Companies
                              Other than the Corporation
                               Filing Reports with the
Name                                     SEC
----                          --------------------------
Paul W. Chellgren        Ashland Inc.; Arch Coal, Inc.; and
                         Medtronic, Inc.
Robert N. Clay           None
George A. Davidson, Jr.  Consolidated Natural Gas Company;
                         and B.F. Goodrich Company
David F. Girard-diCarlo  None
Walter E. Gregg, Jr.     None
William R. Johnson       Amerada Hess Corporation;
                         Cincinnati Financial Corporation;
                         and H.J. Heinz Company
Bruce C. Lindsay         None
W. Craig McClelland      Union Camp Corporation; and
                         Allegheny Teledyne Incorporated
Thomas H. O'Brien        Bell Atlantic Corporation; and
                         Hilb, Rogal and Hamilton Company
Jane G. Pepper           None
Jackson H. Randolph      Cinergy Corp.; and
                         Cincinnati Financial Corporation
James E. Rohr            Allegheny Teledyne Incorporated;
                         and Equitable Resources, Inc.
Roderic H. Ross          Hunt Corp.; and PMA Capital Corp.
Richard P. Simmons       Allegheny Teledyne Incorporated; and
                         Consolidated Natural Gas Company
Thomas J. Usher          USX Corporation; and
                         PPG Industries, Inc.
Milton A. Washington     None
Helge H. Wehmeier        None


Board and Committees

  The Board of Directors has six standing committees: an Audit Committee; a Committee on Corporate Governance; a Credit Committee; an Executive Committee; a Finance Committee; and a Personnel and Compensation Committee.

  The Audit Committee is responsible for assisting the Board of Directors in fulfilling its statutory and fiduciary responsibilities for the audit function of the Corporation and its subsidiaries and in monitoring its accounting and financial reporting practices; assessing whether the Corporation has adequate administrative, operational and internal accounting controls and that the Corporation is operating in accordance with its prescribed procedures and codes of conduct; determining that the Corporation has in place policies and procedures to enable it to comply with applicable laws and regulations and that such compliance is occurring; and providing general oversight for the internal and external audit function. Its functions include recommending to the Board of Directors the appointment of the independent auditors and reviewing with the internal auditors and the independent auditors their annual audit plans and monitoring their progress during the year. In discharging its responsibilities, the Committee is entitled to rely upon the reports, findings, and representations of the Corporation's auditors, legal counsel, and responsible officers. The Committee is presently composed of Ms. Pepper and Messrs. Wehmeier (Chairman), Girard-diCarlo, Randolph and Usher.

  The Committee on Corporate Governance is responsible for recommending to the Board of Directors persons to be nominated for election or appointment as directors of the Corporation and monitoring and recommending enhancements to the Corporation's corporate governance framework, particularly with respect to the structure, processes, and proceedings of the Board of Directors. In performing the nominating function, the Committee may consider director nominees recommended by shareholders. Such recommendations must be submitted in writing no later than November 18, 1999 to the Corporate Secretary, PNC Bank Corp., One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2707, and include the name, age, citizenship, residence, qualifications and directorships and other positions held by the proposed nominee in business, charitable, and community organizations. For information on the requirements governing shareholder nominations for the election of directors to be made at an annual meeting of shareholders, please see the section captioned "Shareholder Proposals and Nominations", on page 24. The Committee is presently composed of Ms. Pepper and Messrs. Davidson (Chairman), Lindsay, Randolph, Ross, Simmons and Wehmeier.

  The Credit Committee is responsible for reviewing and approving (when appropriate) loan policies and reports of compliance therewith; reviewing credit policy committee activities; and reviewing reports regarding lending and credit activities, as well as the Corporation's credit quality. The Committee is presently composed of Messrs. McClelland (Chairman), Davidson, Girard-diCarlo, Rohr, Ross and Washington.

  The Executive Committee has all the powers of the Board of Directors to the extent permitted by law and can exercise such powers between meetings of the Board of Directors. The Committee is presently composed of Messrs. Simmons (Chairman), Chellgren, Davidson, Gregg, McClelland, O'Brien, Rohr, Usher and Wehmeier.

  The Finance Committee is primarily responsible for monitoring the Corporation's interest rate and liquidity risks. In performing this function, the Committee reviews and approves (when appropriate) key asset and liability policies regarding interest rate sensitivity, financial derivatives and funding needs and reviews management reports regarding these policies and activities related thereto. The Committee's responsibilities also include oversight of the Corporation's capital management activities and trading activities, including related market risk management policies and risk limits. The Committee is presently composed of Messrs. Chellgren (Chairman), Clay, Gregg, Johnson, Lindsay, O'Brien and Simmons.

  The Personnel and Compensation Committee is responsible for recommending to the Board of Directors the persons to be elected as Chairman, President, and Vice Chairmen of the Corporation and establishing the compensation of the executive officers of the Corporation. The Committee also makes recommendations to the Board of Directors regarding the adoption of employee benefit, bonus, incentive compensation or similar plans and is responsible for their oversight or administration. The Committee is presently composed of Messrs. Usher (Chairman), Chellgren, Clay, Johnson, McClelland and Washington.

  The Board of Directors met eight times during 1998. During 1998, the Board's committees held the following number of meetings: Audit Committee--three meetings; Committee on Corporate Governance--two meetings; Credit Committee-- four meetings; Executive Committee--three meetings; Finance Committee--five meetings; and Personnel and Compensation Committee--four meetings.

  In 1998, each director then serving attended at least 75% of the combined total of meetings of the Board of Directors and each committee of the Board on which such director served.

Compensation of Directors

  Executive officers of the Corporation who are directors or members of committees of the Board of Directors of the Corporation or its subsidiaries receive no compensation for serving in such positions. All non-officer directors of the Corporation are compensated for their services by a per diem fee of $1,200 for any day's participation in a Board or committee meeting, or any combination thereof, an annual retainer fee of $37,000 for Board membership and, in accordance with the terms of the Corporation's 1992 Director Share Incentive Plan ("Director Share Plan"), a number of shares of Common Stock having a fair market value on the date of the award equal to $5,000. In addition, the chairman of each standing committee receives a $5,000 annual retainer fee. For 1998, the Corporation did not pay more than $64,950 in aggregate fees, including the value of Common Stock awarded pursuant to the Director Share Plan, to any one director.

  Under the terms of the Directors Deferred Compensation Plan, non-officer directors may elect to defer the receipt of all or a portion of the compensation otherwise payable to them as a result of their service as a director. The minimum deferral amount is $10,000 per year. A director may elect one of two investment options with respect to amounts deferred: an interest rate alternative or an investment in phantom shares of Common Stock. Investment elections may be changed quarterly. A director may also elect the event or date when amounts credited to his or her account are paid out and whether the payout shall be in a lump sum or a designated number of annual installments (not to exceed ten annual installments). The director may designate a beneficiary to receive unpaid amounts in the account upon the director's death.

  As an additional form of deferred compensation, each current or future non-officer director of the Corporation who served as a director of the Corporation or a predecessor or acquired entity for at least five years will be paid an annual cash benefit following his or her separation from the Board. The amount of the annual benefit will be equal to the annual retainer fee in effect for non-officer directors of the Corporation on the date of the director's separation from service. The annual benefit will be paid for the lesser of ten years or the life of the director, with payment to commence on the later of age 65 or separation from the Board of Directors.

Common Stock Purchase Guideline

  In 1995, upon the recommendation of the Committee on Corporate Governance, the Board of Directors adopted a Common Stock purchase guideline which requires that each non-officer director annually purchase Common Stock in an amount equal to twenty-five percent of the annual retainer fee then in effect. During 1998, each director complied with this guideline.

            SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth information concerning beneficial ownership of the Corporation's Common Stock as of January 15, 1999, by each director and nominee for election as a director, each of the five executive officers named in the Summary Compensation Table on page 15 and all directors and executive officers of the Corporation as a group. The number of shares shown as beneficially owned by each director and executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. For purposes of the table set forth below, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of January 15, 1999 through the exercise of any option, warrant or right.

            Security Ownership of Directors and Executive Officers

                                                              Amount and Nature
Name                                                       of Beneficial Ownership
----                                                       -----------------------
Paul W. Chellgren                                                     9,330
Robert N. Clay                                                        7,257
George A. Davidson, Jr.                                               9,360
David F. Girard-diCarlo                                               2,443
Walter E. Gregg, Jr.                                                210,433(/1/)(/2/)
Joseph C. Guyaux                                                    107,007(/1/)(/2/)
William R. Johnson                                                    1,517
Bruce C. Lindsay                                                      3,747
W. Craig McClelland                                                   4,780
Thomas H. O'Brien                                                   895,925(/1/)(/2/)(/3/)
Jane G. Pepper                                                        1,550
Jackson H. Randolph                                                  11,803
Bruce E. Robbins                                                    142,002(/1/)(/2/)
James E. Rohr                                                       533,778(/1/)(/2/)(/3/)
Roderic H. Ross                                                       6,552
Richard P. Simmons                                                   86,869
Thomas J. Usher                                                       5,309
Milton A. Washington                                                 19,138
Helge H. Wehmeier                                                     5,465
Directors and executive officers as a group (26 persons)*         2,736,333(/1/)(/2/)(/3/)

--------
* As of January 15, 1999, there were 303,765,538 shares of the Corporation's Common Stock issued and outstanding. The number of shares of Common Stock held by each individual is less than 1% of the outstanding shares of Common Stock; the total number of shares of Common Stock held by the group is also less than 1% of the class. These percentages were calculated by adding shares subject to employee stock options to the foregoing number, if the options were either exercisable as of January 15, 1999 or exercisable within 60 days of that date. The number shown also includes 242,438 restricted shares of Common Stock held by the 12 executive officers. The number of restricted shares held by each executive officer named in the Summary Compensation Table on page 15 is shown in footnote (e) to that table. Based on copies of SEC filings provided to the Corporation, no person is known by the Corporation to own beneficially more than 5% of its Common Stock.

(1) Includes shares held in the Corporation's Incentive Savings Plan, a qualified employee benefit defined contribution plan.

(2) Includes shares subject to employee stock options held by the executive officers and either exercisable as of January 15, 1999, or exercisable within 60 days of that date. The shares subject to such options are as follows, for Messrs. O'Brien (378,868 shares), Rohr (387,163 shares), Gregg (151,800 shares), Guyaux (85,345 shares) and Robbins (114,100 shares). The aggregate number of shares subject to such options for the remaining seven executive officers is 466,045.

(3) Includes shares held jointly and/or indirectly.

                       COMPENSATION OF EXECUTIVE OFFICERS

Personnel and Compensation Committee Report

  The following is the Personnel and Compensation Committee's report to shareholders on the Corporation's executive compensation policies with respect to compensation reported for fiscal year 1998. In accordance with the rules of the SEC, this report shall not be incorporated by reference into any of the Corporation's filings made under the Securities Exchange Act of 1934 or under the Securities Act of 1933.

   Personnel and Compensation Committee Report on Executive Compensation for
                                Fiscal Year 1998

Key compensation-related responsibilities of the Personnel and Compensation Committee ("Committee") of the Board of Directors ("Board"):

  . Oversee PNC Bank Corp.'s ("Corporation") employee benefit and compensation plans, policies and practices;

  . Recommend to the Board the adoption or amendment of employee benefit and compensation plans;

  . Conduct regular, comprehensive reviews of the Corporation's executive compensation program; and

  . Establish the annual compensation of the Corporation's executive officers.

How the Committee functions:

  . No Committee member can be a current or former Corporation officer.

  . The Committee uses comparative compensation data for the financial services industry and key management positions obtained from nationally-recognized compensation consulting firms.

  . The compensation data covers a peer group of selected bank holding companies which compete in markets served by the Corporation ("Peer Group"). The banking institutions included in the Peer Group do not necessarily include the same banking institutions included in the peer group index used for the Common Stock performance graph on page 22.

  . The Committee is assisted by:

    . An independent compensation consultant retained by the Committee; and

    . The Corporation's internal support staffs.

The Corporation's executive compensation program is designed to:

  . Attract, motivate and retain executive officers who can make significant contributions to the Corporation's long-term success;

  . Align the interests of executive officers with those of shareholders; and

  . Place a significant proportion of an executive officer's total compensation at risk by tying it to the Corporation's financial and Common Stock price performance.

Description of the three primary components of the Corporation's executive compensation program: base salary; annual incentive awards; and long-term incentive awards:

  Base salary

    . Base salaries are generally targeted at the middle of the competitive marketplace.

    . The "market rate" for an executive position is determined through an annual formal assessment by the Corporation's human resources personnel. This assessment considers relevant industry salary practices, the position's complexity and level of responsibility, its importance to the Corporation in relation to other executive positions and the competitiveness of an executive's total compensation.

    . Specific compensation data obtained from Peer Group proxy statements is referenced in establishing the salaries of the Corporation's Chief Executive Officer and President and Chief Operating Officer, respectively.

    . Subject to the Committee's approval, the level of an executive officer's base pay is determined on the basis of:

      . Relevant comparative compensation data; and

      . The Chief Executive Officer's assessment of the executive's performance, experience, demonstrated leadership, job knowledge and management skills.

  Annual incentive awards

    . For 1998, annual incentive awards were made under two plans. For the Chief Executive Officer and the other four executive officers included in the compensation tables beginning on page 15 ("named executive officers"), awards were paid under the 1996 Executive Incentive Award Plan ("1996 Plan"), which was approved by shareholders at the Corporation's 1996 annual meeting. With respect to other eligible executive officers, awards were paid under the shareholder-approved 1994 Annual Incentive Award Plan ("1994 Plan"). Participants in the 1996 Plan do not also receive an award under the 1994 Plan.

    . These cash awards are intended to provide a linkage among executive performance, annual objective performance measures, and long-term shareholder value.

  How annual incentive awards are calculated under the 1996 Plan:

    . The 1996 Plan is designed to give the Committee the flexibility to make annual incentive awards that are comparable to those found in the marketplace in which the Corporation competes for executive talent. The 1996 Plan permits the payment of annual incentive awards that are intended to qualify as deductible, performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended ("Code").

    . Before the end of the first quarter of 1998, the Committee assigned each participant an incentive award amount, expressed as the maximum percentage of the compensation pool available to that participant for the 1998 award period. For 1998, the compensation pool was equal to one-half of one percent of the Corporation's 1998 consolidated pre-tax net income.

    . No participant can be assigned a percentage of the compensation pool greater than 35% and the sum of all percentages assigned cannot exceed 100% of the compensation pool.

  During the first quarter of 1999, the Committee:

    . Confirmed the identity of the executive officers eligible to participate in the 1996 Plan;

    . Computed and certified in writing the size of the compensation pool for the 1998 award period, based upon financial information supplied by the Corporation's officers; and

    . Certified in writing the amount of the authorized incentive award to be paid to each participant, based on:

      . the maximum percentage of the compensation pool assigned to a participant during the first quarter of 1998; and

      . such qualitative or quantitative performance factors the Committee deemed relevant in adjusting the incentive award payable to the level shown in the Summary Compensation Table on page 15, in the column captioned "Bonus($)," for the year 1998.

  How annual incentive awards are calculated under the 1994 Plan:

    . The target amount payable to an executive officer as an annual incentive award under the 1994 Plan is based on an analysis of competitive pay practices in the Peer Group and is expressed as a percentage of base salary.

    . When setting the 1998 target annual incentive awards, the Committee assumed that the 1998 target performance goal would be achieved. Achievement of that goal would result in the payment of approximately median total cash compensation.

    . There are five factors which can affect the size of actual award payments:

      . "EPS Goal"--This goal is based on the Corporation's earnings per share in relation to the Corporation's budget. The EPS Goal is used as the primary performance measure when making annual incentive awards. Management established, subject to Committee approval, the target EPS Goal for 1998.

      . "Relative Goals"--These goals are based on the Corporation's return on average assets and return on average common shareholders' equity relative to the Peer Group.

      . Business financial performance relative to that Business's budget.

      . The Chief Executive Officer's assessment of an executive officer's performance is also considered.

      . The Committee may, in its sole discretion, increase, reduce or eliminate an executive officer's award, based on an assessment of the officer's performance.

  Long-term incentive awards

    . The 1998 stock option grants were made under the shareholder-approved
      1997 Long-Term Incentive Award Plan ("Long-Term Plan").

    . The Long-Term Plan is intended to focus the efforts of executive officers on performance that will increase the equity value of the Corporation for its shareholders.

    . The Committee may grant incentive stock options and nonstatutory stock options to purchase shares of Common Stock. The options are granted at an exercise price per share not less than the fair market value of a share of Common Stock on the date of grant. The Committee may also grant stock appreciation rights, performance units, and incentive or restricted stock. For 1998, nonstatutory stock options and Incentive Shares were granted, and restricted shares of Common Stock were issued to selected executive officers. More details about the 1998 grants of Incentive Shares and the issuance of restricted shares of Common Stock are provided in the other highlights section of this report.

  How the number of stock options granted under the Long-Term Plan is determined:

    . A number of stock options is established which would position the executive officer competitively relative to the Peer Group with respect to long-term compensation. This number is called the "base-line amount" and is used as a reference point for upward and downward adjustments to the stock option grant level. The base-line amount is adjusted periodically in order to achieve the market competitive objective.

    . Each year, the stock option grant level may be adjusted upward or downward from the base-line amount. This adjustment is based on the Corporation's total shareholder return as compared to the Peer Group.

    . If the Corporation's total shareholder return is significantly higher or lower than the Peer Group's median return, the number of options to be granted will be adjusted above or below, respectively, the base-line amount.

    . Total shareholder return is based on Common Stock appreciation and dividend payments for the three most recent years. For example, the 1998 grants were based on Common Stock appreciation and dividend payments for the period 1995 through 1997. No adjustment was made to the base-line amount for the 1998 grants.

Chief Executive Officer compensation

  . With input from the Committee's independent compensation consultant, the Committee discusses matters affecting Mr. O'Brien's compensation privately, without Mr. O'Brien or other officers present.

  . The Committee considered:

    . The Corporation's financial performance and Peer Group compensation data; and

    . Mr. O'Brien's leadership, decision-making skills, experience, knowledge, communication with the Board and strategic recommendations, as well as the Corporation's positioning for future performance.

    . The Committee did not place any particular relative weight on one of these factors over another, but the Corporation's financial performance is generally given the most weight.

  . The Committee's decisions regarding Mr. O'Brien's compensation are reported to and discussed by the full Board at its next regularly scheduled meeting. These discussions are conducted privately, without Mr. O'Brien or other officers present.

  . For 1998, the Committee's decisions regarding Mr. O'Brien's compensation included the following:

    . In December 1997, the Committee decided that Mr. O'Brien's 1998 base salary would be maintained at the level established for 1997.

    . In February 1998, the Committee granted Mr. O'Brien 132,000 nonstatutory stock options, using the total shareholder return methodology described in this report. These options have an exercise price per share of $54.7188, the average of the high and low sale prices of a share of Common Stock on the date of grant.

    . In October 1998, the Committee granted Mr. O'Brien 118,000 nonstatutory stock options with a premium exercise price per share of $66.00. These options are referred to as "premium-priced" because the $66.00 exercise price is above the average of the high and low sale prices of a share of Common Stock on the date of grant, or $43.66. The Committee made this option grant, together with a second grant of 82,000 premium-priced options with an exercise price of $76.00 per share in January 1999, to Mr. O'Brien in lieu of a 1998 Incentive Share Award made under the Long-Term Plan to certain of the Corporation's other executive officers and discussed in more detail in the other highlights section of this report and the table on page 19. The Committee considered various alternatives when deliberating on Mr. O'Brien's long-term incentive compensation. The Committee concluded that the grant of premium-priced stock options was more appropriate, in terms of performance characteristics, than the award of incentive shares at this point in Mr. O'Brien's career.

 . In February 1999, in accordance with the methodology used for calculating annual incentive awards under the 1996 Plan, the Committee authorized the payment to Mr. O'Brien of $2,565,000 as an incentive award for 1998.

  . In deciding upon the size of Mr. O'Brien's 1998 incentive award payment, the Committee considered these significant accomplishments, in addition to the Corporation's EPS Goal and Relative Goals achievements, for 1998:

    . Earnings for 1998 were a record $1.115 billion, compared with $1.052 billion in 1997.

    . On a per share basis, earnings rose 10% to $3.60 per diluted share from $3.28 in 1997.

    . Revenue increased by 19%, compared with 1997 results.

    . Noninterest income grew $768 million for the year, driven by a 32% increase in fee-based revenue, led by asset management, mutual fund servicing, consumer services, corporate services and mortgage banking.

    . The ratio of noninterest income to total revenue continued to grow, increasing to 55% for the fourth quarter of 1998 and 50% for full year 1998, compared with 42% in 1997.

    . Significant acquisitions, such as Hilliard-Lyons, Inc. and Midland
      Loan Services, L.P., were completed and other significant investments were made in businesses positioned for superior growth.

    . Strategic actions, such as the sale of the corporate trust and escrow business and the pending sale of the Corporation's credit card business, were taken to redeploy capital to higher-performing businesses and strengthen the Corporation's risk profile.

Tax policy

 . Section 162(m) of the Code disallows a federal income tax deduction for compensation over $1 million paid to the Chief Executive Officer and any of the executive officers included in the compensation tables following this report, subject to certain exceptions.

 . One exception applies to compensation paid pursuant to shareholder-approved plans that are performance-based.

 . The Committee intends that awards made under the 1996 Plan and the Long-
   Term Plan be eligible for the performance-based exception, and therefore eligible as a federal income tax deduction for the Corporation.

 . The Committee has taken and will continue to take actions necessary to minimize the Corporation's nondeductible compensation expense under Section 162(m). While keeping this goal in mind, the Committee also will try to maintain the flexibility which the Committee believes to be an important element of the Corporation's executive compensation program.

Other highlights of compensation-related developments since the Committee's previous report:

 . As disclosed in last year's Committee report and the accompanying award table, during 1997 a small number of key executive officers, including each of the named executive officers, received incentive share awards. A specified number of restricted shares of Common Stock were to be issued to each award recipient upon the achievement of performance conditions based on the per share price of Common Stock and two specified financial performance goals. During 1998, the Committee certified in writing that the share price performance goal of $57.00 and both financial performance conditions had been satisfied. As a result, restricted shares of Common Stock were issued on April 7, 1998 in the name of Messrs. O'Brien (81,000 shares), Rohr (41,625 shares), Gregg (30,375 shares), Guyaux (13,500 shares), Robbins (11,250 shares) and other executive officers who had been granted awards. Not all of the Incentive Shares shown in the award table in last year's proxy statement were issued as restricted stock, due to certain peer group-related performance goals which were not fully achieved. Although the recipients are entitled to receive dividends on and vote the shares issued, the shares will be forfeited if the officer leaves the Corporation's employ (except in certain cases involving the officer's death, total disability or retirement) within two years after the issuance of the restricted stock. This two-year restricted period may be eliminated upon certain employment terminations in the event of a change in control.

 . In July 1998, the Committee granted Incentive Shares of Common Stock to a select group of senior officers pursuant to the Long-Term Plan. The actual issuance of restricted shares of Common Stock is conditioned upon the satisfaction of specified Common Stock share price and financial performance goals on or before June 30, 2001.

  Each of the named executive officers, except Mr. O'Brien, received grants of Incentive Shares. As explained earlier in this report, Mr. O'Brien received, in two installments, a premium-priced option grant in lieu of a 1998 Incentive Share Award. Information on the Incentive Share grants is included in the table captioned "1997 Long-Term Incentive Award Plan-- Grants in 1998" on page 19. The footnotes to the table provide more information about the performance goals and the grant conditions.

  The Committee believes that these Incentive Shares further align the interests of senior executives with those of the Corporation's shareholders, tie a significant proportion of their total compensation to the achievement of appropriate share price and financial performance goals, and help to maintain the Corporation's long-term incentive compensation at competitive levels.

Conclusion:

 . Based upon its review of the Corporation's executive compensation program, the Committee has concluded that the program's basic structure is appropriate, competitive and effective to serve the purposes for which it was established.

                                      MEMBERS OF THE COMMITTEE:

                                      Thomas J. Usher (Chairman)
                                      Paul W. Chellgren
                                      Robert N. Clay
                                      William R. Johnson
                                      W. Craig McClelland
                                      Milton A. Washington

Compensation Committee Interlocks and Insider Participation

  No member of the Personnel and Compensation Committee is an officer or former officer of the Corporation or any of its subsidiaries.

  Certain directors, nominees and executive officers and/or their associates, including certain members of the Personnel and Compensation Committee and their respective associates, were customers of and had transactions with the Corporation or its subsidiaries during 1998. Transactions which involved loans or commitments by subsidiary banks were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features. Blank Rome Comisky & McCauley, the law firm for which Mr. Girard-diCarlo serves as Managing Partner, was retained to provide legal services to one or more of the Corporation's subsidiaries during 1998 and may provide similar services during 1999.

Change in Control and Other Arrangements

  The Corporation has entered into change in control severance agreements with each of the executive officers named in the Summary Compensation Table, and certain other executive officers. If the executive officer's employment is terminated by the Corporation without cause, or by the executive officer for good reason, during a period of up to three years (two years for certain executive officers) following a change in control of the Corporation, the executive officer will receive severance benefits, including (i) a lump sum payment of up to three times (two times for certain executive officers) the executive officer's annual base salary and bonus; (ii) the payment of at least the target bonus for the executive officer for the fiscal year during which the executive officer's employment is terminated; (iii) up to three years (two years for certain executive officers) of additional benefits under the Corporation's retirement and benefit plans; and (iv) a payment to reimburse the executive officer for any excise taxes on severance benefits that are considered excess parachute payments under the Internal Revenue Code of 1986, as amended ("Code"). Each agreement requires the executive officer not to use or disclose any of the Corporation's confidential business information and, if the executive officer receives the above severance benefits, not to employ or solicit any officer of the Corporation during the year following the executive officer's termination. Each agreement terminates when the executive officer reaches age 65, and the Corporation may, upon one year's advance notice, simultaneously terminate all of the change in control severance agreements.

  The Corporation's displaced employee assistance plans for employees generally provide an increase in severance benefits following a change in control under certain circumstances. If an employee's employment is terminated by the Corporation within two years following consummation of a change in control, the employee will receive a lump sum payment equal to twice the benefits to which such employee otherwise would be entitled under the applicable plan.

Summary Compensation Table*

  The Summary Compensation Table shows, for the years 1996 through 1998, the compensation paid or awarded to Mr. O'Brien, the Corporation's Chairman and Chief Executive Officer, and the Corporation's next four most highly compensated, policy-making executive officers; the inclusion of the four executive officers other than Mr. O'Brien in this group was based on salary and bonus earned during 1998. Mr. O'Brien and the other four executive officers are referred to collectively as the Corporation's "named executive officers." For a detailed discussion of the Corporation's executive compensation program, please refer to the Personnel and Compensation Committee Report on Executive Compensation beginning on page 8.

                                Annual Compensation              Long-Term Compensation
                          -------------------------------- ----------------------------------
                                                             Awards      Payouts
                                                           ---------- --------------
                                                    Other  Securities
                                                    Annual Underlying   Long-Term      All
Name and Principal                                   Comp   Options/  Incentive Plan  Other
Position                  Year Salary ($) Bonus ($)  ($)    SARS (#)   Payouts ($)   Comp ($)
------------------        ---- ---------- --------- ------ ---------- -------------- --------
                                                     (a)      (b)          (c)        (d)(e)

Thomas H. O'Brien         1998  950,000   2,565,000 3,594   364,868     3,281,238    205,362
Chairman and Chief
Executive Officer         1997  950,000   2,000,000 3,411   132,000             0    206,089
PNC Bank Corp.            1996  950,000   1,150,000 2,476   132,000             0    204,230

James E. Rohr             1998  717,308   1,174,500 3,928   135,114     2,079,589    154,137
President and Chief
Operating Officer         1997  675,000     877,500 3,387    71,500             0    152,533
PNC Bank Corp.            1996  650,000     700,000 3,387    71,500             0    161,174

Walter E. Gregg, Jr.      1998  552,308     831,600 1,260    53,400     1,564,596    112,476
Senior Executive Vice
President                 1997  510,000     596,700 1,260    53,400             0    106,147
 Finance and
 Administration           1996  460,000     345,000 1,181    53,400             0    119,526
PNC Bank Corp.

Joseph C. Guyaux          1998  296,923     341,000 1,602    32,135             0     25,277
Executive Vice President
and                       1997       **
Chief Executive Officer,
PNC Regional Community
Bank                      1996       **
PNC Bank Corp.

Bruce E. Robbins          1998  352,000     281,600 1,006    29,200       873,035    122,575
Executive Vice President
and                       1997  352,000     295,680   972    29,200             0    116,474
Chief Executive Officer,
PNC Secured Finance       1996  335,000     167,500   928    29,200             0    108,796
PNC Bank Corp.

----
 *Footnotes to the Summary Compensation Table are set forth on page 16. **Mr. Guyaux was not an executive officer of the Corporation during 1996 or
 1997 for purposes of the SEC's executive compensation disclosure rules.

Footnotes to Summary Compensation Table

(a) The amounts shown represent reimbursement for certain tax liabilities. None of the named executive officers received perquisites or other personal benefits, securities or property during 1998 which, in the aggregate, cost the Corporation the lesser of $50,000 or 10% of the named executive officer's salary and bonus earned during that year. Perquisites and other personal benefits which were received by the named executive officers were valued on the basis of their incremental cost to the Corporation and its subsidiaries, as prescribed by the rules of the SEC.

(b) With respect to Messrs. O'Brien, Rohr, and Guyaux, the number shown in this column includes both shares of Common Stock underlying nonstatutory stock options granted by the Personnel and Compensation Committee in its discretion during 1998 and shares underlying reload options automatically granted upon the officer's exercise of options granted on February 19, 1997. The number of shares of Common Stock underlying reload options are shown in parentheses for Messrs. O'Brien (114,868); Rohr (63,614); and Guyaux (5,135). For more information about reload options, please see the "Individual Option Grants--1998" table on page 17 and the relevant footnotes.

(c) The dollar amounts shown in this column represent the aggregate value of restricted shares of Common Stock issued to the named executive officer in 1996 upon the achievement of performance conditions based on the per share price of Common Stock and which vested in two equal installments on September 17 and November 4, 1998 upon the termination of a two-year vesting period. The restricted shares were issued pursuant to incentive share awards granted in 1995 to each of the named executive officers except Mr. Guyaux. The aggregate dollar amount shown was calculated by multiplying one half of the total number of restricted shares held by the named executive officer by $47.0625 and multiplying one half of the number of such shares by $51.0313, the average of the high and low sale prices of a share of the Corporation's Common Stock on the September 17, 1998 and November 4, 1998 vesting dates, respectively, and adding the products of those computations together. The total number of such shares held by each named executive officer was as follows: Messrs. O'Brien (66,900); Rohr (42,400); Gregg (31,900); Guyaux (0); and Robbins (17,800).

(d) The amount shown for each named executive officer for 1998 includes the dollar value ($9,600) of matching contributions of the Corporation's Common Stock made pursuant to the Corporation's Incentive Savings Plan, a qualified employee benefit defined contribution plan. The amount also includes 1998 contributions made to the Corporation's Supplemental Incentive Savings Plan, a non-qualified employee benefit defined contribution plan, for Messrs. O'Brien ($47,400), Rohr ($33,439), Gregg ($23,539), Guyaux ($8,215), and Robbins ($11,520). Finally, the amount shown includes the 1998 net premiums paid by the Corporation in connection with its Key Executive Equity Plan, a split-dollar insurance arrangement, on behalf of Messrs. O'Brien ($148,362), Rohr ($111,098), Gregg ($79,337),
    Guyaux ($7,462), and Robbins ($101,455). The net premiums disclosed in the preceding sentence, and included in "All Other Compensation" for 1996 and 1997, represent the full dollar amounts paid by the Corporation for both the term and non-term portions of the Key Executive Equity Plan.

(e) As of December 31, 1998, the named executive officers held restricted shares of Common Stock as follows, with the aggregate dollar value shown as of that date: Messrs. O'Brien (81,000 shares; $4,379,063); Rohr (41,625 shares; $2,250,352); Gregg (30,375 shares; $1,642,148); Guyaux (13,500 shares; $729,844); and Robbins (11,250 shares; $608,203). The per share dollar amount used to calculate these values is $54.0625, the average of the high and low sale prices of a share of the Corporation's Common Stock on the New York Stock Exchange on December 31, 1998.

Option Grants in 1998

  This table provides information on stock options granted to the named executive officers in 1998. Only nonstatutory stock options were granted in 1998 under the Corporation's 1997 Long-Term Incentive Award Plan.

  The table provides information about two categories of options granted during 1998: (i) options granted to each of the named executive officers in the discretion of the Personnel and Compensation Committee; and (ii) reload options automatically granted to Messrs. O'Brien, Rohr, and Guyaux upon their exercise, in the required manner, of options granted to them by the Personnel and Compensation Committee on February 19, 1997. Reload options included in the following table are marked with the symbol "(R)." Information about the nature and purposes of reload options is included in footnote (b); where appropriate, other footnotes provide additional information which is specific to the reload options shown in the table.

                        Individual Option Grants--1998

                       Number of   % of Total
                      Securities    Options
                      Underlying   Granted to                             Grant Date
                        Options    Employees  Exercise or Base Expiration  Present
Name                  Granted (#)   in 1998     Price ($/Sh)      Date    Value ($)
----                  -----------  ---------- ---------------- ---------- ----------
                        (a)(b)                      (c)           (d)        (e)
Thomas H. O'Brien       132,000       3.83%       54.7188      02/19/2008 1,182,065
Thomas H. O'Brien       114,868(R)    3.33%       54.7188      02/19/2007 1,028,647
Thomas H. O'Brien       118,000       3.42%       66.0000      10/01/2008   302,334
James E. Rohr            71,500       2.07%       54.7188      02/19/2008   640,285
James E. Rohr            40,163(R)    1.16%       54.7188      02/19/2007   359,661
James E. Rohr            23,451(R)    0.68%       52.2188      02/19/2007   196,624
Walter E. Gregg, Jr.     53,400       1.55%       54.7188      02/19/2008   478,199
Joseph C. Guyaux         27,000       0.78%       54.7188      02/19/2008   241,786
Joseph C. Guyaux          2,345(R)    0.07%       54.0938      02/19/2007    20,837
Joseph C. Guyaux          2,790(R)    0.08%       48.8125      02/19/2007    21,282
Bruce E. Robbins         29,200       0.85%       54.7188      02/19/2008   261,487

--------
(a) All options granted by the Personnel and Compensation Committee have a grant date of February 19, 1998, except for the Committee's grant of 118,000 premium-priced options to Mr. O'Brien on October 1, 1998. The options granted on February 19, 1998 became exercisable on February 19, 1999; the options granted to Mr. O'Brien on October 1, 1998 will become exercisable on April 1, 1999.

  The reload options shown were automatically granted on the exercise date(s) of the named executive officers' February 19, 1997 options, which became exercisable on February 19, 1998. The grant dates for the reload options are as follows: (i) Mr. O'Brien's 114,868 reload options were granted on February 19, 1998; (ii) Mr. Rohr's 40,163 reload options were granted on February 19, 1998 and his 23,451 reload options were granted on October 21, 1998; and (iii) Mr. Guyaux's 2,345 reload options were granted on February 24, 1998 and his 2,790 reload options were granted on September 16, 1998. All reload options become exercisable one year after their grant date.

(b) Nonstatutory stock options with a "reload" feature were first granted to a select group of senior officers by the Personnel and Compensation Committee on February 19, 1997. All options granted to the named executive officers and selected other senior officers by the Committee during 1998 also have a reload feature, except for the options granted to Mr. O'Brien on October 1, 1998. If options with a reload feature are exercised using Common Stock which has been held for at least six months, the options exercised are automatically replaced or "reloaded" with a new, at-the-market option for each share of Common Stock used to satisfy the exercise price and meet any associated tax withholding obligation. Options can be reloaded only once, so that the reload options shown in the table cannot be replaced when they are exercised. The reload option will have the same remaining term as the option that was exercised.

  The reload option feature encourages Common Stock ownership by senior executives because it reduces the potential disadvantage of the early exercise of stock options. Reload options also reinforce the importance of Common Stock ownership by the Corporation's senior executives and permit the Corporation to provide an enhanced benefit to option grantees with no accounting expense.

(c) The exercise price shown equals the average of the high and low sale prices of the Corporation's Common Stock on the New York Stock Exchange on the date of the grant, except for the premium-priced options granted to Mr. O'Brien on October 1, 1998. The $66.00 exercise price for those options is above the exercise price which would have otherwise applied to options granted on that date, or $43.66.

(d) The date shown in this column is the applicable ten-year expiration date, but an option may expire prior to that date under certain circumstances specified in the governing nonstatutory stock option agreement, such as death, retirement, disability or termination of employment.

  The expiration date shown for reload options coincides with the expiration date of the option exercised, regardless of the reload option's grant date. In other words, a reload option received upon the exercise of an option granted on February 19, 1997 would have the same ten-year expiration date of February 19, 2007 applicable to the original option, regardless of the date on which the reload option was granted.

(e) The dollar values listed in this column are based upon the Black-Scholes option pricing model.

  Except for the 118,000 premium-priced options granted to Mr. O'Brien, the options granted in 1998 to the named executive officers in the discretion of the Personnel and Compensation Committee [i.e., the options shown in the table which are not marked by the symbol "(R)"] and to certain other executive officers include a reload feature. Those options were valued without regard to the reload feature. The grant of a reload option is treated for purposes of this table as the automatic grant of a new option, the value of which is determined on its own terms as of its grant date. Additional information about reload options is contained in footnote (b).

  The chart below shows, by option grant date, the assumptions used to determine the grant date present value per option. The Corporation in no way intends to provide any predictions or assurances with respect to option or Common Stock values, as some of the underlying assumptions are highly subjective. The grant dates for specific options listed in the Individual Option Grants table are disclosed in footnote (a).

                                          Annualized   Estimated           Dollar
    Grant    Market Exercise              Risk Free     Useful   Dividend Value Of
     Date    Price   Price   Volatility Rate of Return   Life     Yield    Option
    -----    ------ -------- ---------- -------------- --------- -------- --------
   02/19/98  $54.72  $54.72    0.198        5.57%       6 Years   4.40%    $8.96
   02/24/98  $54.09  $54.09    0.198        5.60%       6 Years   4.40%    $8.89
   09/16/98  $48.81  $48.81    0.206        4.85%       6 Years   4.40%    $7.63
   10/01/98  $43.66  $66.00    0.217        4.32%       6 Years   4.40%    $2.56
   10/21/98  $52.22  $52.22    0.217        4.62%       6 Years   4.40%    $8.38

Aggregated Option Exercises in 1998 and 1998 Year-End Option Values

  This table provides information concerning exercises of nonstatutory stock options during 1998 by the named executive officers. The table also shows the number and value of unexercised options, including any reload options held by the named executive officer, at the end of 1998.

                                                Number of Securities
                                               Underlying Unexercised     Value of Unexercised
                                                   Options at 1998        In-the-Money Options
                                                    Year-End (#)          at 1998 Year-End (a)
                                              ------------------------- -------------------------
                         Shares
                      Acquired on    Value
Name                  Exercise (#)  Realized  Exercisable Unexercisable Exercisable Unexercisable
----                  ------------ ---------- ----------- ------------- ----------- -------------
                                                                            (b)          (b)
Thomas H. O'Brien       385,000    $7,872,889   132,000      364,868    $3,027,750     $     0
James E. Rohr            71,500       718,406   275,500      135,114     7,314,156      43,236
Walter E. Gregg, Jr.     52,400     1,328,640    98,400       53,400     1,582,875           0
Joseph C. Guyaux          5,600        42,081    56,000       32,135     1,241,900      14,647
Bruce E. Robbins         26,500       857,937    84,900       29,200     1,827,181           0

--------
(a) An option is in-the-money if the fair market value of the underlying security exceeds the exercise price of the option.

(b) The dollar values shown were calculated by determining the difference between: (i) the average of the high and low sale prices of the Corporation's Common Stock on the New York Stock Exchange on December 31, 1998 (i.e., $54.0625); and (ii) the exercise prices of the various options held by the named executive officer as of December 31, 1998. The value of an option is deemed to be "$0" if its exercise price is greater than $54.0625.

1997 Long-Term Incentive Award Plan--Grants in 1998

  This table provides information on the incentive shares granted to each of the named executive officers, except Mr. O'Brien, in 1998 under the Corporation's 1997 Long-Term Incentive Award Plan. As discussed in the Personnel and Compensation Committee Report on Executive Compensation, Mr. O'Brien received a premium-priced option grant in lieu of a 1998 Incentive Share Award. For a discussion of these grants, please see page 13.

                                                       Performance or Other Period Until
Name                  Number of Incentive Shares(#)(a)       Maturation or Payout
----                  -------------------------------- ---------------------------------
Thomas H. O'Brien                       0                             N/A
James E. Rohr                      50,000                             (b)
Walter E. Gregg, Jr.               33,500                             (b)
Joseph C. Guyaux                   14,000                             (b)
Bruce E. Robbins                   13,000                             (b)

--------
(a) The actual issuance of shares of Common Stock will occur only upon the achievement of the share price and/or financial performance goals specified in the Incentive Share Agreement between the Corporation and the grantee.

(b) A grantee may receive no shares of Common Stock or up to 200% of the incentive shares shown in the table, depending upon the achievement of specified Common Stock price and Corporation financial performance goals relative to a peer group of bank holding companies. The peer group used for this purpose is not the same as the peer group index used for purposes of the Common Stock performance graph on page 22.

  The performance period for these grants began on July 1, 1998 and extends through June 30, 2001; the period's termination date may be extended for no more than twenty business days under limited circumstances. If the Corporation's average Common Stock price reaches $87.00 per share over twenty consecutive business days during the performance period, the grantee will become eligible to receive 100% of the incentive shares shown in the table. The number of shares of Common Stock actually issued, however, may be increased or decreased by up to 50%, depending on the Corporation's return on average common shareholders' equity and shareholder return performance levels in relation to the peer group. The Corporation's performance is determined to be at premium, median, or below median levels relative to the peer group by reference to a schedule adopted by the Personnel and Compensation Committee at the time the grants were approved.

  If the Corporation's average Common Stock price reaches $100.00 per share over twenty consecutive business days during the performance period, the grantee will become eligible to receive additional incentive shares equal to 50% of the number shown in the table.

  If the $87.00 per share price performance goal is not achieved during the performance period, the Personnel and Compensation Committee will nevertheless have the authority to direct the issuance to the grantee of 50% of the incentive shares shown in the table if the Corporation has achieved both return on average common shareholders' equity and relative shareholder return premium performance levels in relation to the peer group. If only one of these premium performance levels is achieved but the other performance goal is at the median level relative to the peer group, the Committee will have the authority to direct the issuance of 25% of the incentive shares.

  Notwithstanding the foregoing description, the Personnel and Compensation Committee will have the authority to exercise negative discretion with respect to each grant and direct that the Corporation not issue part or all of the incentive shares otherwise issuable, in light of such Corporation or individual performance factors as the Committee may deem appropriate.

  If the grantee's employment with the Corporation terminates prior to the end of a two-year restricted period following the issuance of shares of Common Stock, he or she will forfeit all shares awarded, except in certain cases involving the grantee's death, total disability, or retirement or certain change in control events. During the restricted period, the grantee will have the right to vote the awarded shares and receive dividends on them, but may not sell or otherwise transfer the shares.

Pension Benefits

  The Corporation maintains a non-contributory pension plan ("Pension Plan" or "Plan") for employees. The Plan is a defined benefit pension plan under the Employee Retirement Income Security Act of 1974, as amended and is qualified under Section 401(a) of the Code. The Corporation and certain of its subsidiaries contribute an actuarially determined amount necessary to fund the total benefits payable to participants employed by them. The amount of the Corporation's annual contribution with respect to a specific participant cannot be readily calculated by the actuaries for the Pension Plan.

  Benefits under the Plan are determined as follows: Effective January 1, 1999, a recordkeeping "account" was established for each participant. The initial account balance was determined as the present value of each participant's accrued benefit as of December 31, 1998, using the Plan provisions in effect on December 31, 1998. For each calendar quarter after January 1, 1999, eligible participants receive contribution credits, expressed as a percentage of Covered Earnings, in accordance with a schedule based on the participant's age plus years of credited service. In addition, employees who were at least age 40 and had at least 10 years of service as of January 1, 1999 will receive additional quarterly "Transitional Credits" for up to 10 years.

  "Covered Earnings" is defined as an employee's regular earnings plus eligible paid bonuses; deferred bonus payments are applied to the Corporation's Supplemental Pension Plan, discussed below. Eligible bonuses for employees are limited to the greater of $25,000 or 50% of the employee's total eligible bonuses for the calendar year.

  Participants also receive quarterly interest credits at the prevailing 30-year U.S. Treasury Bond rate. The benefit provided to participants in the Pension Plan as of December 31, 1998 was no less than the benefit they had accrued as of December 31, 1998, under the Plan rules in effect as of that date.

  The Corporation also maintains two supplemental non-qualified pension plans. The Supplemental Pension Plan provides retirement benefits equal to the difference, if any, between the maximum benefit allowed under the Code and the amount that would be provided by the Pension Plan if no limits were applied. The Supplemental Pension Plan also recognizes deferred bonuses that were not included in the Pension Plan as Covered Earnings.

  The Corporation also maintains a separate supplemental benefit plan applicable to certain officers of the Corporation and its subsidiaries. Officers who were age 50 and had five years of vesting service as of January 1, 1999 receive benefits based on the formula in effect prior to January 1, 1999. All other officers participating in this plan will receive a benefit based upon the cash balance formula described above, applied to the bonuses that are recognized for contribution purposes.

  The estimated total annual benefits (including those payable by both supplemental non-qualified pension plans) payable upon retirement at the normal retirement age of 65 for each of the named executive officers are as follows: Messrs. O'Brien ($2,164,365); Rohr ($1,597,861); Gregg ($859,320);
Guyaux ($641,565); and Robbins ($529,074). The amounts shown are based on the payment method which would result in the highest annual benefit, if selected by the named executive officer. The benefits have been projected assuming that: (a) each named executive officer's salary remains constant until retirement; and (b) the 30-year U.S. Treasury Bond rate until retirement is 7.0%.

                        COMMON STOCK PERFORMANCE GRAPH

  The graph set forth below shows the cumulative total shareholder return (i.e., price change plus reinvestment of dividends) on the Corporation's Common Stock during the five-year period ended December 31, 1998, as compared with: (i) an overall stock market index, the S&P 500 Index; and (ii) a peer group index, the S&P Major Regional Banks Index ("S&P Banks"). The stock performance graph assumes that $100 was invested on January 1, 1994, for the five-year period and also shows the resultant compound annual growth rate ("CGR") for the performance period. The yearly points marked on the horizontal axis of the graph correspond to December 31 of that year.

                             [GRAPH APPEARS HERE]

                                                                                5 Year
                                                                                 CGR
PNC               $100   $ 76.43    $123.38    $150.61    $235.90    $230.39    18.2%
S&P 500 Index      100    101.32     139.40     171.40     228.59     293.91    24.1
S&P Banks          100     94.65     149.03     203.63     306.20     338.30    27.6

                  Assumes $100 investment on January 1, 1994
          Total Return = Price change plus reinvestment of dividends

  In accordance with the rules of the SEC, this section shall not be incorporated by reference into any of the Corporation's filings under the Securities Exchange Act of 1934 or the Securities Act of 1933.

                               VOTING PROCEDURES

  Pennsylvania law and the Corporation's By-Laws require the presence of a quorum for the annual meeting. A quorum is constituted by the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the particular matters to be voted on. At a duly organized annual meeting, the Corporation's By-Laws provide that, except as otherwise specified in the Corporation's Articles of Incorporation or provided by law, each matter shall be decided by a majority of the votes cast on such matters by the shareholders present at the meeting in person or by proxy. Votes withheld from director nominees and abstentions will be counted in determining whether a quorum has been reached, but the failure to execute and return a proxy will result in a shareholder not being considered present at the meeting.

  Assuming a quorum has been reached, a determination must be made as to the results of the vote on Item 1, the election of directors.

  Under Pennsylvania law, the act of "voting" does not include either recording the fact of abstention or failing to vote for a candidate or for approval or disapproval of a proposal, whether or not the person entitled to vote characterizes the conduct as voting. In other words, only those who indicate an affirmative or negative decision on a matter are treated as voting, so that ordinarily abstention or a mere absence or failure to vote is not equivalent to a negative decision.

  With respect to Item 1, the 17 nominees for election as directors who receive the greatest number of votes cast at the annual meeting, assuming that a quorum is present, shall be elected as directors at the conclusion of the vote tabulation. A withheld vote on any nominee will not affect the voting results.

  Under the rules of the New York Stock Exchange, "routine" items are those upon which broker-dealers holding shares in street name for their customers may vote, in their discretion, on behalf of any customers who do not furnish voting instructions within ten days of the annual meeting. With respect to non-routine items that come before the annual meeting for a vote, such broker-dealers would not be able to vote without first receiving voting instructions from their customers. These broker "non-votes" would not be considered in the calculation of the majority of the votes cast and therefore would have no effect on the vote with respect to a non-routine item.

  The Corporation has adopted a policy that all proxies, ballots, voting instructions from employee benefit plan participants and voting tabulations that identify the particular vote of a shareholder or benefit plan participant be kept permanently confidential and not be disclosed to the Corporation, its directors, officers or employees except: (i) as necessary to meet legal requirements or to pursue or defend legal actions; (ii) to allow the Judge of Election to certify the results of the vote; (iii) when expressly requested by a shareholder or benefit plan participant; or (iv) in the event of a contested proxy solicitation. The Corporation has confirmed with its independent vote tabulator and Judge of Election that its procedures will be consistent with the foregoing policy.

                             INDEPENDENT AUDITORS

  At its meeting on February 18, 1999, the Board of Directors approved the recommendation of the Audit Committee for the appointment of Ernst & Young LLP to audit the consolidated financial statements of the Corporation for 1999.

  Ernst & Young LLP performed audit services for the Corporation during 1998. Such services included an audit of annual consolidated financial statements, interim reviews of quarterly financial statements, review and consultation connected with filings with the SEC, internal control reviews required by regulatory authorities and certain contractual agreements, consultation on tax, financial accounting and reporting matters and meetings with the Audit Committee of the Board of Directors.

  Representatives of Ernst & Young LLP are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors, certain of its executive officers, and persons who own more than ten percent of a registered class of the Corporation's equity securities (currently there are no such shareholders), to file with the Corporation, the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of any equity securities of the Corporation. With respect to 1998, to the best of the Corporation's knowledge, all required report forms were filed on a timely basis. In making these statements, the Corporation has relied in part on the written representations of its directors and certain of its executive officers and copies of the reports provided to the Corporation.

                     SHAREHOLDER PROPOSALS AND NOMINATIONS

  Eligible shareholders may submit proposals to be considered for inclusion in the Corporation's 2000 proxy materials for the 2000 annual meeting of shareholders if they do so in accordance with the applicable SEC rules. Any such proposals must be in writing and received by the Corporate Secretary of the Corporation no later than November 18, 1999, in order to be considered for inclusion in the Corporation's 2000 proxy materials.

  Director nominations and proposals for action at an annual meeting of shareholders may be made only: (i) pursuant to the Corporation's notice of such meeting; (ii) by the presiding officer; (iii) by or at the direction of a majority of the Board of Directors; or (iv) by one or more shareholders in accordance with the applicable rules of the SEC and the governing By-Law provisions.

  A shareholder may make a nomination for the election of a director or a proposal for action at an annual meeting only if written notice is received by the Corporate Secretary not later than (i) 90 days prior to the annual meeting (unless a different date for such notice has been stated in the Corporation's most recent proxy materials distributed to shareholders); or (ii) if the annual meeting is to be held on a date other than the fourth Tuesday in April, the close of business on the tenth day following the first public disclosure of the meeting date. Public disclosure of the date of any annual meeting may be made in a filing with the SEC, in any notice given to the New York Stock Exchange or in a news release reported by any national news service.

  Each shareholder notice shall include: (i) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the notice is given
(A) the name and address of such shareholder and of such beneficial owner, and
(B) the class and number of shares of the Corporation which are owned of record and beneficially by such shareholder and such beneficial owner; and
(ii) a representation that the shareholder is a beneficial owner of stock of the Corporation entitled to vote at such meeting and intends to be present at the meeting in person or by proxy to make such nomination or proposal.

  Each notice of nomination for the election of a director from a shareholder also shall set forth: (i) the name and address of the person to be nominated;
(ii) a description of all arrangements or understandings between the shareholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the shareholder; (iii) such other information regarding the nominee as would be required to be included in proxy materials filed under the applicable rules of the SEC had the nominee been nominated by the Board of Directors; and (iv) the written consent of the nominee to serve as a director of the Corporation, if so elected.

  For information on how to submit the name of a person to be considered by the Committee on Corporate Governance for possible nomination as a director, please see the paragraph discussing the Committee's responsibilities on page 4.

  Each notice of a proposal for action at an annual meeting from a shareholder also shall set forth a brief description of the proposal, the reasons for making such proposal, and any direct or indirect interest of the shareholder, or any person on whose behalf the shareholder is acting, in making such proposal.

  The presiding officer of the meeting may refuse to permit any nomination for the election of a director or proposal to be made at an annual meeting by a shareholder who has not complied with all of the foregoing procedures.

  Questions about these requirements, or notices mandated by them, may be directed to:

  Corporate Secretary
  PNC Bank Corp.
  One PNC Plaza
  249 Fifth Avenue
  Pittsburgh, PA 15222-2707

                                 OTHER MATTERS

  The Board of Directors knows of no other business to be presented at the meeting. If, however, any other business should properly come before the meeting, or any adjournment thereof, it is intended that the proxy will be voted with respect thereto in accordance with the best judgment of the persons named in the proxy.

                                          By Order of the Board of Directors,

                                          /s/ Thomas R. Moore

                                          Thomas R. Moore
                                          Corporate Secretary

                                 PNC BANK CORP.
        This Proxy Is Solicited by the Board of Directors for Use at the
                         Annual Meeting of Shareholders
                            April 27, 1999--11:00 AM
                      Place: One PNC Plaza, Pittsburgh, PA

Thomas H. O'Brien, Walter E. Gregg, Jr. and Thomas R. Moore, and each of them with full power to act alone and with full power of substitution, are hereby authorized to represent the shareholder named on the reverse side hereof ("shareholder") at the annual meeting of shareholders of PNC Bank Corp. to be held on April 27, 1999, or at any adjournment thereof, and to vote, as indicated on the reverse side hereof, the number of shares of Common Stock and/or Preferred Stock which the shareholder would be entitled to vote if personally present at said meeting. The above named individuals, and each of them with full power to act alone, are further authorized to vote such stock upon any other business as may properly come before the meeting, or any adjournment thereof, in accordance with their best judgment.

THIS PROXY MAY BE REVOKED BY GIVING THE SECRETARY OF THE MEETING WRITTEN NOTICE OF REVOCATION OR A SUBSEQUENTLY DATED PROXY AT ANY TIME BEFORE THE VOTING OF THE SHARES REPRESENTED BY THIS PROXY, OR BY CASTING A BALLOT AT THE MEETING.

                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.
--------------------------------------------------------------------------------
COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE




- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                           /\ FOLD AND DETACH HERE /\

                                                       WILL ATTEND MEETING [ ]

  The Board of Directors recommends a vote FOR all nominees listed in Item 1. All shares will be voted as instructed below. In the absence of an instruction to the contrary, all shares will be voted FOR all nominees listed in Item 1.


                             FOR ALL  WITHHELD
                            NOMINEES  FOR ALL
  Item 1--Election of         [ ]      [ ]
  Directors: Ms. Pepper
  and Messrs. Chellgren,
  Clay, Davidson, Girard-
  diCarlo, Gregg, Johnson,
  Lindsay, McClelland,
  O'Brien, Randolph, Rohr,
  Ross, Simmons, Usher,
  Washington and Wehmeier
  (or any substitute
  nominee in case of
  unavailability).

[ ] FOR ALL NOMINEES, EXCEPT
   AS INDICATED BELOW:

  -------------------------
  (Write nominee name(s)        COMMENTS/ADDRESS      [ ]
  in the space provided         CHANGE Please
  above to withhold             mark this box
  authority.)                   if you have
                                written
                                comments/address
                                change on the
                                reverse side.


  Signature(s)                                                 Date:
             ------------------------------------------------       -----------
  Please sign as name appears hereon. Joint owners should each sign. When signing on behalf of a corporation or partnership or as attorney, executor, administrator, trustee or guardian, please give full title as such.
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                       /\FOLD AND DETACH PROXY CARD HERE/\
  RETURN PROXY CARD IN ENCLOSED ENVELOPE AFTER COMPLETING, SIGNING AND DATING


                                Admission Ticket

                                 PNC BANK CORP.

                      1999 Annual Meeting of Shareholders

                            Tuesday, April 27, 1999
                                   11:00 AM
                          One PNC Plaza -- 15th Floor
                         Fifth Avenue and Wood Street
                           Pittsburgh, Pennsylvania

  PLEASE ADMIT                                              Non-Transferable

                                 PNC BANK CORP.

                         Annual Meeting of Shareholders
                            April 27, 1999--11:00 AM
                      Place: One PNC Plaza, Pittsburgh, PA

                              ISP INSTRUCTION CARD

To: PNC Bank, National Association, Trustee of the non-ESOP portion of the PNC Bank Corp. Incentive Savings Plan and Trustee of the ESOP portion of the PNC Bank Corp. Incentive Savings Plan.

The signatory on the reverse side hereof, a Participant having Common Stock and/or Preferred Stock of PNC Bank Corp. credited to my account, does hereby direct each Trustee to vote the number of shares indicated hereon at the annual meeting of shareholders to be held on April 27, 1999, or any adjournment thereof, as indicated.


THIS CARD IS CONTINUED ON THE REVERSE SIDE. PLEASE SIGN ON THE REVERSE SIDE AND
                                RETURN PROMPTLY.
--------------------------------------------------------------------------------
COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE




- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                           /\ FOLD AND DETACH HERE/\

                                                        WILL ATTEND MEETING [ ]

  The Board of Directors recommends a vote FOR all nominees listed in Item 1. All full and partial shares of stock credited to your Plan account will be voted as directed below. In the absence of a direction to the contrary, all shares (including unallocated shares) will be voted in the manner required or permitted by the governing Plan documents.







                           FOR ALL   WITHHELD
                           NOMINEES   FOR ALL
  Item 1--Election of        [ ]        [ ]
  Directors: Ms. Pepper
  and Messrs. Chellgren,
  Clay, Davidson, Girard-
  diCarlo, Gregg,
  Johnson, Lindsay,
  McClelland, O'Brien,
  Randolph, Rohr, Ross,
  Simmons, Usher,
  Washington and Wehmeier
  (or any substitute
  nominee in case of
  unavailability).

[ ]  FOR ALL NOMINEES, EXCEPT
    AS INDICATED BELOW:

  ------------------------
  (Write nominee name(s)        COMMENTS/ADDRESS   [ ]
  in the space provided         CHANGE Please
  above to withhold             mark this box
  authority.)                   if you have
                                written
                                comments/address
                                change on the
                                reverse side.

  Signature                                                  Date:
            -----------------------------------------------       ------------

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                   /\FOLD AND DETACH INSTRUCTION CARD HERE/\
                      RETURN INSTRUCTION CARD IN ENCLOSED
                 ENVELOPE AFTER COMPLETING, SIGNING AND DATING


                                Admission Ticket

                                 PNC BANK CORP.

                      1999 Annual Meeting of Shareholders

                            Tuesday, April 27, 1999
                                   11:00 AM
                          One PNC Plaza -- 15th Floor
                         Fifth Avenue and Wood Street
                           Pittsburgh, Pennsylvania

  PLEASE ADMIT                                            Non-Transferable

                                 PNC BANK CORP.

                         Annual Meeting of Shareholders
                            April 27, 1999--11:00 AM
                      Place: One PNC Plaza, Pittsburgh, PA

                              RSP INSTRUCTION CARD

To: PNC Bank, National Association, Trustee of the PNC Bank Corp. Retirement Savings Plan.

The signatory on the reverse side hereof, a Participant having Common Stock of PNC Bank Corp. credited to my account, does hereby direct the Trustee to vote the number of shares indicated hereon at the annual meeting of shareholders to be held on April 27, 1999, or any adjournment thereof, as indicated.


THIS CARD IS CONTINUED ON THE REVERSE SIDE. PLEASE SIGN ON THE REVERSE SIDE AND
                                RETURN PROMPTLY.
--------------------------------------------------------------------------------
COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE




- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                           /\ FOLD AND DETACH HERE /\

                                                       WILL ATTEND MEETING [ ]

  The Board of Directors recommends a vote FOR all nominees listed in Item 1. All full and partial shares of stock credited to your Plan account will be voted as directed below. In the absence of a direction to the contrary, all shares (including unallocated shares) will be voted in the manner required or permitted by the governing Plan documents.




                           FOR ALL  WITHHELD
                           NOMINEES  FOR ALL
  Item 1--Election of        [ ]       [ ]
  Directors: Ms. Pepper
  and Messrs. Chellgren,
  Clay, Davidson, Girard-
  diCarlo, Gregg,
  Johnson, Lindsay,
  McClelland, O'Brien,
  Randolph, Rohr, Ross,
  Simmons, Usher,
  Washington and Wehmeier
  (or any substitute
  nominee in case of
  unavailability).

[ ]  FOR ALL NOMINEES, EXCEPT
    AS INDICATED BELOW:

  ------------------------
  (Write nominee name(s)        COMMENTS/ADDRESS   [ ]
  in the space provided         CHANGE Please
  above to withhold             mark this box
  authority.)                   if you have
                                written
                                comments/address
                                change on the
                                reverse side.


  Signature                                                  Date:
            -----------------------------------------------      -------------
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                    /\FOLD AND DETACH INSTRUCTION CARD HERE/\
   RETURN INSTRUCTION CARD IN ENCLOSED ENVELOPE AFTER COMPLETING, SIGNING AND
                                     DATING


                                Admission Ticket

                                 PNC BANK CORP.

                      1999 Annual Meeting of Shareholders

                            Tuesday, April 27, 1999
                                   11:00 AM
                          One PNC Plaza -- 15th Floor
                         Fifth Avenue and Wood Street
                           Pittsburgh, Pennsylvania

  PLEASE ADMIT                                            Non-Transferable